Exhibit 99.1

[LETTERHEAD OF WILMINGTON TRUST COMPANY]

NOTICE OF FULL REDEMPTION

To the Holders of

Astoria Financial Corporation

5.75% Senior Notes Due 2012, Series B

CUSIP #046265AE41

NOTICE IS HEREBY GIVEN that, pursuant to the optional redemption provisions of Section 3.7 of the Indenture, dated as of October 16, 2002 (the “Indenture”), between Astoria Financial Corporation, a Delaware corporation (the “Company”), and Wilmington Trust Company, as trustee (the “Trustee”), and Section 5 of the 5.75% Senior Notes due 2012, Series B (the “Senior Notes”), the Company has called the Senior Notes for redemption. The Company will redeem all of the outstanding Senior Notes ($250 million in aggregate principal amount) on September 13, 2012 (the “Redemption Date”) at a redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments on the Senior Notes (including principal and interest) discounted to the date of redemption, as calculated in accordance with the terms of the Indenture (the “Redemption Price”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

The Senior Notes called for redemption must be surrendered to the Trustee, as paying agent (the “Paying Agent”), at the address below in order to collect the Redemption Price that will become due and payable on the Redemption Date.

By Mail or By Hand:

Wilmington Trust Company

Corporate Capital Markets

1100 North Market Street

Wilmington, DE 19890

ATTN: Administration Astoria Financial Corporation

The method of delivery of the Senior Notes is at the election and risk of the holder surrendering the Senior Notes and delivery will be deemed made only when actually received by the Paying Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

Unless the Company fails to deposit the Redemption Price with the Paying Agent, interest on the Senior Notes will cease to accrue on and after the Redemption Date, and the only remaining right of the holders of the Senior Notes will be to receive payment of the Redemption Price upon surrender to the Paying Agent of the Senior Notes being redeemed.

1The CUSIP number is included solely for the convenience of the holders of the Senior Notes. No representation is made as to the correctness or accuracy of the CUSIP number either as printed on the Senior Notes or as set forth in this notice of redemption.

ASTORIA FINANCIAL CORPORATION

By: Wilmington Trust Company, as Trustee

Dated: August 1, 2012

Important Tax Information

Under United States backup withholding rules, the Paying Agent may be required to backup withhold (currently at a rate of 28%) from the payments to a Holder made upon redemption of a Senior Note unless such Holder delivers a properly completed IRS Form W-9 (if the Holder is a U.S. person, including a resident alien, as determined for U.S. federal income tax purposes) or the appropriate IRS Form W-8 (if the Holder is neither a U.S. person or a resident alien), or the Holder otherwise establishes an exemption from such backup withholding.